AMENDMENT No. 3 TO FUND PARTICIPATION AGREEMENT

THIS AMENDMENT TO PARTICIPATION AGREEMENT is made as of this 3rd day of April, 2014, by and among GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (“GWL&A”), GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK, (“GWL&A-NY” and together with GWL&A, “Insurance Company”) and AMERICAN FUNDS INSURANCE SERIES (the “Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts, and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”) a corporation organized under the laws of the State of Delaware, (collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement (defined below).

WHEREAS, GWL&A, GWL&A-NY, the Series, and CRMC are parties to a Fund Participation Agreement dated January 28, 2008, as amended, (the “Agreement”); and

WHEREAS, the Parties desire and agree to amend the Agreement by deleting in its entirety Attachment A and Attachment B of the Agreement and replacing it with Attachment B attached hereto.

NOW, THERFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby amend the Agreements follows:

1.	The sixth recital is hereby deleted and replaced with the following:

“WHEREAS, certain Funds will serve as certain of the underlying investment mediums for the Contracts issued with respect to the Accounts listed on Attachment B; and”

2.	The first sentence of Section 4 is hereby deleted and replaced with the following:

“The Series agrees to make Class 1 shares, Class 2 shares and Class 4 shares of the Funds that offer such share classes available to the Contracts. Insurance Company agrees to give the Series and CRMC at least 30 days’ notice prior to adding any additional Funds or share classes of a Fund as underlying investment options to the Contracts.

3.	The reference to “Class 2 shares” in the second paragraph of Section 4 (pursuant to item 1 of Amendment No. 1 to the Agreement) is replaced with “Class 1 shares, Class 2 shares and Class 4 shares.”

4.	The provision added by item 2 in Amendment No. 1 to the Agreement is hereby deleted in its entirety and replaced with the following:

“Insurance Company will be entitled to a Rule 12b-1 fee paid by the Series and to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 shares and the Class 4 shares of each Fund attributable to the Contracts with investments in Accounts corresponding to the Class 2 and Class 4 shares of each Fund for as long as the Series’ Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act for each of Class 2 shares or Class 4 shares (each, a “12b-1 plan”) remains in effect.”

5.	Attachment A of the Agreement is hereby deleted in its entirety.

6.	Attachment B of the Agreement is hereby replaced in its entirety with Attachment B as attached and incorporated by reference to this Amendment.

7.	The attached Attachment C is added to the Agreement.

8.	The following Section 28 is added to the Agreement:

28.    Insurance Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement on behalf of American Funds Distributors, Inc. (“AFD”), American Funds Service Company (the “Transfer Agent”) and the Funds in connection with the sale and servicing of the Contracts in Class 1 shares and Class 2 Shares. The services to be provided by Insurance Company to its Accounts may include, (i) mailing and otherwise making available to Contractholders, shareholder communications including, without limitation, prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Contractholders including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Account units owned by the Contractholder in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Administrative services to Contractholders shall be the responsibility of Insurance Company and shall not be the responsibility of the Funds, AFD, Transfer Agent or any of their affiliates.

9.	The following Section 29 is added to the Agreement:

29.    During the term of this Agreement, Insurance Company shall perform the administrative services (“Services”) set forth on Attachment C hereto, as such exhibit may be amended from time to time by mutual consent of the parties, in respect of Accounts holding Class 4 Shares of each Fund. In consideration of Insurance Company performing the Services, the Series agrees to pay Insurance Company an administrative services fee of 0.25% of the average daily net asset value of all Class 4 shares of the Funds held by each Account, payable quarterly, in arrears, pursuant to an Insurance Administrative Services Plan adopted by the Series. The fee will be calculated as the product of (a) the average daily net asset value of all Class 4 shares of the Funds held by each Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365. The Series shall pay all fees within forty-five (45) days following the end of the calendar quarter for fees accrued during that quarter. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by Insurance Company as eligible for compensation pursuant to this Agreement. CRMC will evaluate periodically Insurance Company’s service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the prospectus and complaints from Contractholders, in determining whether to continue making payments under the Insurance Administrative Services Plan. Insurance Company represents to the Series and CRMC that it will not receive compensation for the Services from contractholder fees or any other source.

10.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:    __________________________
Name: __________________________
Title: ________________________

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

By:    __________________________
Name: __________________________
Title: ________________________

AMERICAN FUNDS INSURANCE SERIES

By:    __________________________
Name:     Steven I. Koszalka
Title:    Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:    __________________________
Name:     Michael J. Downer
Title:    Senior Vice President and Secretary

Attachment B

List of Accounts
GWL&A Accounts:

COLI VUL-2 Series Account
COLI VUL-4 Series Account
COLI VUL-7 Series Account
Variable Annuity-1 Series Account
Variable Annuity-2 Series Account

GWL&A-NY Accounts:

COLI VUL-1 Series Account
COLI VUL-2 Series Account
COLI VUL-4 Series Account
Variable Annuity-1 Series Account
Variable Annuity-2 Series Account

Attachment C

Administrative Services

1.    Periodic Reconciliation. The Insurance Company shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of Insurance Company Accounts and shares of the Funds.

2.    Record Maintenance. To facilitate the reconciliation activities described in paragraph 1 above, the Insurance Company shall maintain with respect to each Account holding the Funds’ Class 4 Shares and each Contractholder for whom such shares are beneficially owned the following records:

a.	Number of shares;

b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.	Name and address and taxpayer identification numbers;

d.	Records of distributions and dividend payments; and

e.	Any transfers of shares.

3.    Fund Information. The Insurance Company shall respond to inquiries from Contractholders regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.    Shareholder Communications. The Insurance Company shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contractholders. The Fund related materials shall consist of updated prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Insurance Company shall respond to inquiries from Contractholders relating to the services provided by it and inquiries relating to the Funds.

5.    Transactional Services. The Insurance Company shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Accounts and Contractholders, mergers, splits and other reorganization activities of the Funds.

6.    Other Information. The Insurance Company shall provide to the Accounts and Contractholders such other information as shall be required under applicable law and regulations.